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Exhibit 10.39

MISSION RIDGE

OFFICE LEASE

MISSION RIDGE ASSOCIATES LLC,
a Delaware limited liability company,
as Landlord,
and

ENSIGN FACILITY SERVICES, INC.,
a Nevada corporation
as Tenant

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INDEX

Pages
Additional Rent	2
Adjacent Building	1
Affiliates	13
Alterations	8
Amendment	1
Approved Working Drawings	Exhibit B
Architect	Exhibit B, Exhibit B
Base Rent	2
Base, Shell, and Core	Exhibit B
BOMA	1
Brokers	21
Building Complex	1
Building Top Sign	19
Calendar Year	2
Construction Designs	Exhibit B
Construction Drawings	Exhibit B
Contractor	Exhibit B
Cost Pools	3
Cost Proposal	Exhibit B
Engineers	Exhibit B, Exhibit B
Estimate	5
Estimate Statement	5
Estimated Excess	5
Excess	5
Excluded Changes	17
Expense Base Year	2
Expense Year	2
Extension Rider	1
Fair Market Rental Rate	1
Final Space Plan	Exhibit B
Final Working drawings	Exhibit B
Force Majeure	20
Hazardous Material	6
Holidays	7
Information	Exhibit B
Interest Rate	6
Landlord	1
Landlord Parties	9
Landlord Supervision Fee	Exhibit B
Lease	1
Lease Commencement Date	1
Lease Expiration Date	1
Lease Term	1
Lease Year	1
Notices	20
Operating Expenses	3

Option Rent	1
Option Term	1
Original Tenant	19
Outside Agreement Date	1
Over-Allowance Amount	Exhibit B
Parking Facilities	1
Partial Cost Proposal	Exhibit B
Permits	Exhibit B
Premises	1
Proposition 13	4
Real Property	1
Renovations	21
Rent	2
Security Deposit	17
Space Plan Design Problem	Exhibit B
Specifications	Exhibit B
Statement	5
Subject Space	12
Subleasing Costs	13
Summary	iv
Systems and Equipment	3
Tax Expense Base Year	4
Tax Expenses	4
Tenant	1
Tenant Delays	Exhibit B
Tenant Improvement Allowance	Exhibit B
Tenant Improvement Allowance Items Exhibit B	Exhibit B
Tenant Improvements Exhibit B	Exhibit B
Tenant Work Letter Exhibit B	Exhibit B
Tenant's Share	4
Transfer Notice	12
Transfer Premium	13
Transfers	12
Utilities Base Year	4
Utilities Costs	4
Working Drawing Design Problem	Exhibit B

SUMMARY OF BASIC LEASE INFORMATION

        This Summary of Basic Lease Information ("Summary") is hereby incorporated into and made apart of the attached Office Lease. Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

TERMS OF LEASE

(References are to the Office Lease)		DESCRIPTION
1.	Date:	August , 2003
2.	Landlord:	MISSION RIDGE ASSOCIATES LLC, a Delaware limited liability company
3.	Address of Landlord (Section 24.19):	MISSION RIDGE ASSOCIATES LLC c/o Legacy Partners Commercial, Inc. 27201 Puerta Real, Suite 100 Mission Viejo, California 92691 Attention: Property Manager
with copy to:
Legacy Partners Commercial, Inc. 30 Executive Park, Suite 100 Irvine, California 92614 Attention: Regional Vice President, Operations
4.	Tenant:	ENSIGN FACILITY SERVICES, INC., a Nevada corporation
5.	Address of Tenant (Section 24.19):	Ensign Facility Services, Inc. 32232 Paseo Adelanto, Suite 100 San Juan Capistrano, California 92675 Attention: General Counsel (Prior to Lease Commencement Date)
and
Ensign Facility Services, Inc. 27101 Puerta Real, Suite 450 Mission Viejo, California 92691 Attention: General Counsel (After Lease Commencement Date)
6.	Premises (Article 1):
6.1	Premises:
Approximately 15,920 rentable and 14,242 usable square feet of space located on the fourth (4th) floor of the Building (as defined below), as set forth in Exhibit A attached hereto, known as Suite 450.

6.2	Building:	The Premises are located in the "Building" whose address is 27101 Puerta Real, Mission Viejo, California 92691.
7.	Term (Article 2).
7.1	Lease Term:	Five (5) years and six (6) months.
7.2	Lease Commencement Date:
The earlier of (i) the date Tenant commences business operations in the Premises, or (ii) the date the Premises are Ready for Occupancy (as defined in the Tenant Work Letter attached hereto as Exhibit B), which Lease Commencement Date is anticipated to be November 1, 2003.
7.3	Lease Expiration Date:	The last day of the month in which the sixty-sixth (66th) month anniversary of the Lease Commencement Date occurs.
7.4	Amendment to Lease:	Subject to Article 2 of the Office Lease, Landlord and Tenant may confirm the Lease Commencement Date and Lease Expiration Date in an Amendment to Lease (Exhibit C).
8.	Base Rent (Article 3):
Months of Lease Term		Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rent Rate per Rentable Square Foot
1-12	*	$410,736.00	$34,228.00	$2.15
13-18		$422,198.40	$35,183.20	$2.21
19-30		$431,750.40	$35,979.20	$2.26
31-42		$441,302.40	$36,775.20	$2.31
43-54		$450,854.40	$37,571.20	$2.36
55-66		$460,406.40	$38,367.20	$2.41

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        *Subject to abatement pursuant to Article 3 of the Office Lease.

9.	Additional Rent (Article 4).
9.1	Expense Base Year:	Calendar year 2004.
9.2	Tax Expense Base Year:	Calendar year 2004.
9.3	Utilities Base Year:	Calendar year 2004.
9.4	Tenant's Share of Operating Expenses, and Utilities Costs:	13.72% (15,920 rentable square feet within the Tax Expenses Premises/116,027 rentable square feet within the Building) (See Section 4.2.8 of the Office Lease).
10.	Security Deposit (Article 20):	$42,203.92.
11.	Parking (Article 23):	Fifty-seven (57) unreserved parking passes (i.e., four (4) unreserved parking passes for every 1,000 usable square feet of the Premises).
12.	Brokers (Section 24.25):	Grubb & Ellis Company represents Landlord and The Staubach Company represents Tenant.

OFFICE LEASE

        This Office Lease, which includes the preceding Summary and the exhibits attached hereto and incorporated herein by this reference (the Office Lease, Summary and the exhibits to be known sometimes collectively hereafter as the "Lease"), dated as of the date set forth in Section 1 of the Summary, is made by and between MISSION RIDGE ASSOCIATES LLC, a Delaware limited liability company ("Landlord"), and ENSIGN FACILITY SERVICES, INC., a Nevada corporation ("Tenant").

ARTICLE 1

REAL PROPERTY, BUILDING AND PREMISES

        1.1   Real Property, Building and Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6.1 of the Summary (the "Premises"), which Premises are located in the Building defined in Section 6.2 of the Summary located on the Real Property. The outline of the floor plan of the Premises is set forth in Exhibit A attached hereto. The Building is part of an office building project located on the Real Property known as "Mission Ridge" which contains an additional office building located on the Real Property and adjacent to the Building at 27201 Puerta Real (the "Adjacent Building"). As used in this Lease, (i) the Building, (ii) the Adjacent Building, (iii) any outside plaza areas, land and other improvements surrounding the Building and Adjacent Building, including the parking structure and surface parking facilities servicing the Building and Adjacent Building (collectively, the "Parking Facilities") which are designated from time to time by Landlord as common areas (or parking facilities, as the case may be) appurtenant to or servicing the Building and Adjacent Building, and (iv) the land upon which any of the foregoing are situated, are herein sometimes collectively referred to herein as the "Building Complex" or "Real Property." Tenant acknowledges that Landlord has made no representation or warranty regarding the condition of the Real Property except as specifically set forth in this Lease or the Tenant Work Letter. Tenant is hereby granted the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators, restrooms and other public or common areas located on the Real Property; provided, however, that the manner in which such public and common areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to the rules, regulations and restrictions attached hereto as Exhibit D, as the same may be modified by Landlord from time to time. Landlord reserves the right to make alterations or additions to or to change the location of elements of the Real Property and the common areas thereof. Subject to (i) all of the terms and conditions of this Lease, including the Rules and Regulations attached hereto as Exhibit D, (ii) Force Majeure events, (iii) Landlord's commercially reasonable security requirements, and (iv) the requirements of applicable laws, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week throughout the Lease Term.

        1.2   Condition of Premises. Except as expressly set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B, Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises, and Tenant shall accept the Premises in its "As Is" condition on the Lease Commencement Date.

        1.3   Rentable and Usable Square Feet. The rentable and usable square feet of the Premises are approximately as set forth in Section 6.1 of the Summary. For purposes hereof, the "usable square feet" and "rentable square feet" of the Premises, and the "rentable square feet" of the Building shall be calculated by Landlord pursuant to the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-1996 ("BOMA"), as modified by Landlord with respect to rentable square footage pursuant to Landlord's standard rentable area measurements for the Real Property, to include, among other calculations, a portion of the common areas and service areas of the Building. The rentable and usable square feet of the Premises and the rentable square feet of the Building are not subject to adjustment or remeasurement by Tenant, but are subject to verification from time to time by Landlord's planner/designer and such verification shall be made in accordance with the provisions of this Section 1.3. The determination of Landlord's planner/designer shall be conclusive and binding upon the parties. In the event that Landlord's planner/designer determines that the rentable and usable square footage shall be different from those set forth in this Lease, all amounts, percentages and figures appearing or referred to in this Lease based upon such incorrect rentable and/or usable square footage amounts (including, without limitation, the amount of the Base Rent and Tenant's Share) shall be modified in accordance with such determination. If such determination is made, it will be confirmed in writing by Landlord to Tenant.

ARTICLE 2

LEASE TERM

        The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the "Lease Term") shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the "Lease Commencement Date") set forth in Section 7.2 of the Summary (subject, however, to the terms of the Tenant Work Letter), and shall terminate on the date (the "Lease Expiration Date") set forth in Section 7.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term, provided that the last Lease Year shall end on the Lease Expiration Date. If Landlord does not deliver possession of the Premises to Tenant on or before the anticipated Lease Commencement Date (as set forth in Section 7.2(ii) of the Summary), Landlord shall not be subject to any liability nor shall the validity of this Lease nor the obligations of Tenant hereunder be affected. In the event that the Lease Commencement Date is a date which is other than the anticipated Lease Commencement Date set forth in Section 7.2(ii) of the Summary, within a reasonable period of time after the date Tenant takes possession of the Premises Landlord shall deliver to Tenant an amendment to lease in the form attached hereto as Exhibit C, setting forth the Lease Commencement Date and the Lease Expiration Date, and Tenant shall execute and return such amendment to Landlord within five (5) days after Tenant's receipt thereof. In the event that Landlord does not deliver such amendment to Tenant, the Lease Commencement Date shall be deemed to be the anticipated Lease Commencement Date set forth in Section 7.2(ii) of the Summary.

ARTICLE 3

BASE RENT

        Tenant shall pay, without notice or demand, to Landlord or Landlord's agent at the management office of the Building, or at such other place as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United Stares of America, base rent ("Base Rent") as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each and every month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the thirteenth (13th) full month of the Lease Term shall be paid at the time of Tenant's execution of this Lease. If any rental payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month's rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

        Notwithstanding anything to the contrary contained herein and provided that Tenant faithfully performs all of the terms and conditions of this Lease, Landlord hereby agrees to (i) abate Tenant's obligation to pay Tenant's monthly Base Rent for the first (1st), second (2nd), third (3rd), fourth (4th), fifth (5th) and sixth (6th) full calendar months of the initial Lease Term for the entire Premises, and (ii) abate Tenant's obligation to pay Tenant's monthly Base Rent as to 4,000 rentable square feet of the Premises for the seventh (7th), eighth (8th), ninth (9th), tenth (10th), eleventh (11th) and twelfth (12th) full calendar months of the initial Lease Term. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease. In the event of a default by Tenant under the terms of this Lease that results in early termination pursuant to the provisions of Article 19 of this Lease, then as a part of the recovery set forth in Article 19 of this Lease, Landlord shall be entitled to the recovery of the monthly Base Rent that was abated under the provisions of this Article 3.

ARTICLE 4

ADDITIONAL RENT

        4.1   Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent the sum of the following: (i) "Tenant's Share" (as such term is defined below) of the annual Operating Expenses allocated to the Building (pursuant to Section 4.3.4 below) which are in excess of the amount of Operating Expenses allocated to the Building and applicable to the Expense Base Year; plus (ii) Tenant's Share of the annual Tax Expenses allocated to the Building (pursuant to Section 4.3.4 below) which are in excess of the amount of Tax Expenses allocated to the Building and applicable to the Tax Expense Base Year; plus (iii) Tenant's Share of the annual Utilities Costs allocated to the Building (pursuant to Section 4.3 .4 below) which are in excess of the amount of Utilities Costs allocated to the Building and applicable to the Utilities Base Year. Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease (including, without limitation, pursuant to Article 6), shall be hereinafter collectively referred to as the "Additional Rent." The Base Rent and Additional Rent are herein collectively referred to as the "Rent." All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

        4.2   Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

        4.2.1 "Calendar Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

        4.2.2 "Expense Base Year" shall mean the year set forth in Section 9.1 of the Summary.

        4.2.3 "Expense Year" shall mean each Calendar Year, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive-month period, and, in the event of any such change, Tenant's Share of Operating Expenses, Tax Expenses and Utilities Costs shall be equitably adjusted for any Expense Year involved in any such change.

        4.2.4 "Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during any Expense Year because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Real Property, including, without limitation, any amounts paid for: (i) the cost of operating, maintaining, repairing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, any elevator systems and all other "Systems and Equipment" (as defined in Section 4.2.5 of this Lease), and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with implementation and operation of a transportation system management program or similar program; (iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees or the lessor of any underlying or ground lease affecting the Real Property; (iv) the cost of landscaping, relamping, supplies, tools, equipment and materials, and all fees, charges and other costs (including consulting fees, legal fees and accounting fees) incurred in connection with the management, operation, repair and maintenance of the Real Property; (v) the cost of parking area repair, restoration, and maintenance; (vi) any equipment rental agreements or management agreements (including the cost of any management fee and the fair rental value of any office space provided thereunder); (vii) wages, salaries and other compensation and benefits of all persons engaged in the operation, management, maintenance or security of the Real Property, and employer's Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; (viii) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Real Property; (ix) the cost of janitorial service, alarm and security service, if any, window cleaning, trash removal, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (x) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Real Property; and (xi) the cost of any capital improvements or other costs (I) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Real Property, (II) made to the Real Property or any portion thereof after the Lease Commencement Date that are required under any governmental law or regulation, or (III) which are reasonably determined by Landlord to be in the best interests of the Real Property; provided, however, that if any such cost described in (I), (II) or (III) above, is a capital expenditure, such cost shall be amortized (including interest on the unamortized cost) over its useful life as Landlord shall reasonably determine. If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Building or Adjacent Building is less than ninety-five percent (95%) occupied during all or a portion of any Expense Year (including the Expense Base Year), Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such year or applicable portion thereof, employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had such buildings been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year, or applicable portion thereof.

        Subject to the provisions of Section 4.3.4 below, Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses (and/or the Tax Expenses and Utilities Costs) among different tenants and/or different buildings of the Real Property as and when such different buildings (if any) are constructed and added to (and/or excluded from) the Real Property or otherwise (the "Cost Pools"). Such Cost Pools may include, without limitation, the office space tenants and retail space tenants of the Real Property or of a building or buildings in the Real Property. Such Cost Pools may also include an allocation of certain Operating Expenses (and/or the Tax Expenses and Utilities Costs) within or under covenants, conditions and restrictions affecting the Real Property. In addition, Landlord shall have the right from time to time, in its reasonable discretion, to include or exclude existing or future buildings in the Real Property for purposes of determining Operating Expenses, Tax Expenses and Utilities Costs and/or the provision of various services and amenities thereto, including allocation of Operating Expenses, Tax Expenses and Utilities Costs in any such Cost Pools.

        Notwithstanding anything to the contrary set forth in this Article 4, when calculating Operating Expenses for the Expense Base Year, Operating Expenses shall exclude market-wide labor-rate increases due to extraordinary circumstances, including, but not limited to, boycotts and strikes and costs relating to capital improvements or expenditures.

        Notwithstanding the foregoing, Operating Expenses shall not, however, include: (A) costs of leasing commissions, attorneys' fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Real Property; (B) costs (including permit, license and inspection costs) incurred in renovating or otherwise improving, decorating or redecorating rentable space for other tenants or vacant rentable space; (C) costs incurred due to the violation by Landlord of the terms and conditions of any lease of space in the Real Property; (D) costs of overhead or profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Real Property to the extent the same exceeds the costs of overhead and profit increment included in the costs of such services which could be obtained from third parties on a competitive basis; and (E) except as otherwise specifically provided in this Section 4.2.4, costs of interest on debt or amortization on any mortgages, and rent payable under any ground lease of the Real Property.

        4.2.5 "Systems and Equipment" shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve either or both of the Building or Adjacent Building and/or any other buildings (if any) in the Real Property in whole or in part.

        4.2.6 "Tax Expense Base Year" shall mean the year set forth in Section 9.2 of the Summary.

        4.2.7 "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, assessments, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit assessments, fees and taxes, child care subsidies, fees and/or assessments, job training subsidies, fees and/or assessments, open space fees and/or assessments, housing subsidies and/or housing fund fees or assessments, public art fees and/or assessments, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Real Property), which Landlord shall pay during any Expense Year because of or in connection with the ownership, leasing and operation of the Real Property or Landlord's interest therein. For purposes of this Lease, Tax Expenses shall be calculated as if the tenant improvements in the Building and Adjacent Building were fully constructed and the Real Property, the Building, the Adjacent Building and all tenant improvements in the Building and Adjacent Building were fully assessed for real estate tax purposes.

        4.2.7.1 Tax Expenses shall include, without limitation:

  (i)
  Any tax on Landlord's rent, right to rent or other income from the Real Property or as against Landlord's business of leasing any of the Real Property;

  (ii)
  Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;

  (iii)
  Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

  (iv)
  Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

  (v)
  Any reasonable expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses.

        4.2.7.2 In no event shall Tax Expenses for any Expense Year be less than the Tax Expenses for the Tax Expense Base Year.

        4.2.7.3 Notwithstanding anything to the contrary contained in this Section 4.2.7, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and other taxes to the extent applicable to Landlord's net income (as opposed to rents, receipts or income attributable to operations at the Real Property), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.4 of this Lease.

        4.2.8 "Tenant's Share" shall mean the percentage set forth in Section 9.4 of the Summary. Tenant's Share was calculated by dividing the number of rentable square feet of the Premises by the total rentable square feet in the Building (as set forth in Section 9.4 of the Summary), and stating such amount as a percentage. Landlord shall have the right from time to time to redetermine the rentable square feet of the Premises and/or Building, and Tenant's Share shall be appropriately adjusted to reflect any such determination. If Tenant's Share is adjusted pursuant to the foregoing, as to the Expense Year in which such adjustment occurs, Tenant's Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Tenant's Share was in effect.

        4.2.9 "Utilities Base Year" shall mean the calendar year set forth in Section 9.3 of the Summary.

        4.2.10 "Utilities Costs" shall mean all actual charges for utilities for the Building and the Real Property which Landlord shall pay during any Expense Year, including, but not limited to, the costs of water, sewer and electricity, and the costs of HVAC and other utilities as well as related fees, assessments and surcharges (but excluding those charges (if any) for which tenants directly reimburse Landlord or otherwise pay directly to the utility company). Utilities Costs shall be calculated assuming the Building and the Adjacent Building are at least ninety-five percent (95%) occupied. If, during all or any part of any Expense Year, Landlord shall not provide any utilities (the cost of which, if provided by Landlord, would be included in Utilities Costs) to a tenant (including Tenant) who has undertaken to provide the same instead of Landlord, Utilities Costs shall be deemed to be increased by an amount equal to the additional Utilities Costs which would reasonably have been incurred during such period by Landlord if Landlord had at its own expense provided such utilities to such tenant. Utilities Costs shall include any costs of utilities which are allocated to the Real Property under any declaration, restrictive covenant, or other instrument pertaining to the sharing of casts by the Real Property or any portion thereof, including any covenants, conditions or restrictions now or hereafter recorded against or affecting the Real Property. For purposes of determining Utilities Costs incurred for the Utilities Base Year, Utilities Costs for the Utilities Base Year shall not include any one time special charges, costs or fees or extraordinary charges or costs incurred in the Utilities Base Year only, including those attributable to deregulation, boycotts, embargoes, strikes or other shortages of services or fuel. In addition, if in any Expense Year subsequent to the Utilities Base Year, the amount of Utilities Costs decreases due to a reduction in the cost of providing utilities to the Real Property for any reason, including without limitation, because of deregulation of the utility industry and/or reduction in rates achieved in contracts with utilities providers, then for purposes of the Expense Year in which such decrease in Utilities Costs occurred and all subsequent Expense Years, the Utilities Costs for the Utilities Base Year shall be decreased by an amount equal to such decrease.

        4.3   Calculation and Payment of Additional Rent.

        4.3.1 Calculation of Excess. If for any Expense Year ending or commencing within the Lease Term, (i) Tenant's Share of Operating Expenses allocated to the Building pursuant to Section 4.3.4 below for such Expense Year exceeds Tenant's Share of Operating Expenses allocated to the Building for the Expense Base Year and/or (ii) Tenant's Share of Tax Expenses allocated to the Building pursuant to Section 4.3.4 below for such Expense Year exceeds Tenant's Share of Tax Expenses allocated to the Building for the Tax Expense Base Year, and/or (iii) Tenant's Share of Utilities Costs allocated to the Building pursuant to Section 4.3.4 below for such Expense Year exceeds Tenant's Share of Utilities Costs allocated to the Building for the Utilities Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.3.2, below, and as Additional Rent, an amount equal to such excess (the "Excess").

        4.3.2 Statement of Actual Operating Expenses, Tax Expenses and Utilities Costs and Payment by Tenant. Landlord shall endeavor to give to Tenant on or before the first day of May following the end of each Expense Year, a statement (the "Statement") which shall state the Operating Expenses, Tax Expenses and Utilities Costs incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any Excess. Upon receipt of the Statement for each Expense Year ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Excess," as that term is defined in Section 4.3.3 below. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of the Operating Expenses, Tax Expenses and Utilities Costs for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall immediately pay to Landlord an amount as calculated pursuant to the provisions of Section 4.3.1, of this Lease. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.

        4.3.3 Statement of Estimated Operating Expenses, Tax Expenses and Utilities Costs. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Operating Expenses, Tax Expenses and Utilities Costs allocated to the Building pursuant to Section 4.3.4 below for the then-current Expense Year shall be and the estimated Excess (the "Estimated Excess") as calculated by comparing (i) Tenant's Share of Operating Expenses allocated to the Building, which shall be based upon the Estimate, to Tenant's Share of Operating Expenses allocated to the Building for the Expense Base Year, (ii) Tenants' Share of the Tax Expenses allocated to the Building, which shall be based upon the Estimate, to Tenant's Share of Tax Expenses allocated to The Building for the Tax Expense Base Year, and (iii) Tenant's Share of Utilities Costs allocated to the Building, which shall be based upon the Estimate, to Tenant's Share of Utilities Costs allocated to the Building for the Utilities Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4. If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current Expense Year, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay to Landlord monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

        4.3.4 Allocation of Operating Expenses. Tax Expenses and Utilities Costs to Building. The parties acknowledge that the Building is a part of a multi-building project, and that the costs and expenses incurred in connection with the Real Property i.e. the Operating Expenses, Tax Expenses and Utilities Costs) should be shared between the tenants of the Building and the tenants of the Adjacent Building. Accordingly, as set forth in Sections 4.1 and 4.2 above, Operating Expenses, Tax Expenses and Utilities Costs are determined annually for the Real Property as a whole. and a portion of the Operating Expenses, Tax Expenses and Utilities Costs, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the Building (as opposed to the Adjacent Building), and such portion so allocated shall be the amount of Operating Expenses, Tax Expenses and Utilities Costs payable with respect to the Building upon which Tenant's Share shall be calculated. Such portion of the

Operating Expenses, Tax Expenses and Utilities Costs allocated to the Building shall include all Operating Expenses, Tax Expenses and Utilities Costs which are attributable solely to the Building, and an equitable portion of the Operating Expenses, Tax Expenses and Utilities Costs attributable to the Real Property as a whole. As an example of such allocation with respect to Tax Expenses and Utilities Costs, it is anticipated that Landlord may receive separate tax bills which separately assess the improvements component of Tax Expenses for each building in the Project and/or Landlord may receive separate utilities bills from the utilities companies identifying the Utilities Costs for certain of the utilities costs directly incurred by each such building (as measured by separate meters installed for each such building), and such separately assessed Tax Expenses and separately metered Utilities Costs shall be calculated for and allocated separately to each such applicable building. In addition, in the event Landlord elects, at its sole option, to subdivide certain common area portions of the Real Property such as landscaping, public and private streets, driveways, walkways, courtyards, plazas, transportation facilitation areas, accessways and/or parking areas into a separate parcel or parcels of land (and/or separately convey all or any of such parcels to a common area association to own, operate and/or maintain same), the Operating Expenses, Tax Expenses and Utilities Costs for such common area parcels of land may be aggregated and then reasonably allocated by Landlord to the Building, the Adjacent Building and/or any other buildings (if any) in the Real Property on an equitable basis as Landlord (and/or any applicable covenants, conditions and restrictions for any such common area association) shall provide from time to time.

        4.4   Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord upon demand for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

        4.4.1 said taxes are measured by or reasonably attributable to the cost or value of Tenant's equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

        4.4.2 said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Real Property (including the Parking Facilities); or

        4.4.3 said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

        4.5   Late Charges. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within three (3) calendar days after the due date therefor, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due plus any attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder, at law and/or in equity and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. Notwithstanding anything above to the contrary, no late charge will be assessed for the first late payment of Rent or any other sum due from Tenant in any one (1) Calendar Year during the Lease Term (including any Option Term, if applicable). In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid by the date that they are due shall thereafter bear interest until paid at a rate (the "Interest Rate") equal to the lesser of (i) the "Prime Rate" or "Reference Rate" announced from time to time by the Bank of America (or such reasonable comparable national banking institution as selected by Landlord in the event Bank of America ceases to exist or publish a Prime Rate or Reference Rate), plus four percent (4%), or (ii) the highest rate permitted by applicable law.

ARTICLE 5

USE OF PREMISES

        Tenant shall use the Premises solely for general office purposes consistent with the character of the Building as a first-class office building, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of Exhibit D, attached hereto, or in violation of the laws of the United States of America, the state in which the Real Property is located, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Real Property. Tenant shall not do or permit anything to be done on or about the Premises which may in any way increase the existing rate of any insurance policy covering the Building or Real Property or any of its contents or cause cancellation of any such insurance policy. Tenant shall comply with all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases, now or hereafter affecting the Real Property. Tenant shall not use or allow another person or entity to use any part of the Premises for the storage, use, treatment, manufacture or sale of "Hazardous Material," as that term is defined below. As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the state in which the Real Property is located or the United States Government.

ARTICLE 6

SERVICES AND UTILITIES

        6.1   Standard Tenant Services, Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.

        6.1.1 Subject to reasonable changes implemented by Landlord and to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning ("HVAC") when necessary for normal comfort for normal office use in the Premises, from Monday through Friday, during the period from 8:00 a.m. to 6:00 p.m., and on Saturday during the period from 9:00 a.m. to 1:00 p.m. (the "Building Hours"), except for the date of observation of New Year's Day, Presidents' Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays as designated by Landlord (collectively, the "Holidays").

        6.1.2 Landlord shall provide adequate electrical wiring and facilities and power for normal general office use as determined by Landlord. As part of Operating Expenses or Utilities Costs (as determined by Landlord), Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

        6.1.3 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.

        6.1.4 Landlord shall provide janitorial services five (5) days per week, except the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with other comparable buildings in the vicinity of the Building.

        6.l.5 Landlord shall provide nonexclusive automatic passenger elevator service at all times.

        6.1.6 Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

        6.2   Overstandard Tenant Use. Tenant shall not, without Landlord's prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the need for water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If Tenant uses water or HVAC in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, or if Tenant's consumption of electricity shall exceed an average of three (3) watts per usable square foot of the Premises, connected load, calculated on a monthly basis during the Building Hours set forth in Section 6.1.1 above, then Tenant shall pay to Landlord, within ten (10) days after billing and as additional rent, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use, and in such event Tenant shall pay, as additional rent, the increased cost directly to Landlord, within ten (10) days after demand, including the cost of such additional metering devices. If Tenant desires to use HVAC during hours other than the Building Hours, (i) Tenant shall give Landlord at least twenty-four (24) hours prior written notice or such other notice as Landlord shall from time to time establish as appropriate (which other notice is anticipated to be accomplished through telephonic dial-up and/or access via computer codes), of Tenant's desired use, (ii) Landlord shall supply such HVAC to Tenant at such hourly cost to Tenant as Landlord shall from time to time establish; such hourly cost shall be equal to (A) the actual cost incurred by Landlord to supply such after-hours HVAC on an hourly basis (but based on a two (2) hour minimum provision of such after-hours HVAC), (B) increased wear and tear and depreciation of equipment to provide such after-hours HVAC, and (C) maintenance costs, and (iii) Tenant shall pay such cost within ten (10) days after billing, as Additional Rent.

        6.3   Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Real Property after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

        6.4   Additional Services. Landlord shall also have the exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing, lamp replacement, additional janitorial service, and additional repairs and maintenance, provided that Tenant shall pay to Landlord upon billing, the sum of all costs to Landlord of such additional services plus an administration fee. Charges for any utilities or service for which Tenant is required to pay from time to time hereunder, shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.

ARTICLE 7

REPAIRS

        7.1   Tenant's Repairs. Subject to Landlord's repair obligations in Sections 7.2 and 11. l below, Tenant shall, at Tenant's own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term, which repair obligations shall include, without limitation, the obligation to promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances; provided however, that, at Landlord's option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and replacements forthwith upon being billed for same. Tenant agrees to promptly notify Landlord or its representative of any accidents or defects in the Building of which Tenant becomes aware, including defects in pipes, electrical wiring and HVAC equipment. In addition, Tenant shall provide Landlord with prompt notification of any matter or condition which may cause injury or damage to the Building or any person or property therein.

        7.2   Landlord's Repairs. Anything contained in Section 7.1 above to the contrary notwithstanding, and subject to Articles 11 and 12 of this Lease, Landlord shall repair and maintain the structural portions of the Building, including the basic plumbing, heating, ventilating, air conditioning and electrical systems serving the Building and not located in the Premises; provided, however, if such maintenance and repairs are caused in part or in whole by the act, neglect, fault of or omission of any duty by Tenant, its agents, servants, employees or invitees, Tenant shall pay to Landlord as Additional Rent, the reasonable cost of such maintenance and repairs. Landlord shall not be liable for any failure to make any such repairs, or to perform any maintenance. There shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvements in or to any portion of the Real Property, Building or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant hereby waives and releases its right to make repairs at Landlord's expense under Sections 1941 and 1942 of the California Civil Code; or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

        8.1   Landlord's Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord; provided, however, Landlord may withhold its consent in its sole and absolute discretion with respect to any Alterations which may affect the structural components of the Building or the Systems and Equipment or which can be seen from outside the Premises. Tenant shall pay for all overhead, general conditions, fees and other costs and expenses of the Alterations, and shall pay to Landlord a Landlord supervision fee of ten percent (10%) of the cost of the Alterations. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

        8.2   Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen approved by Landlord; provided, however, Landlord may impose such requirements as Landlord may determine, in its sole and absolute discretion, with respect to any work affecting the structural components of the Building or Systems and Equipment (including designating specific contractors to perform such work). Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the city in which the Real Property is located, and in conformance with Landlord's construction rules and regulations. Landlord's approval of the plans, specifications and working drawings for Tenant's Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All work with respect co any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building or Real Property or the common areas for any other tenant of the Real Property, and as not to obstruct the business of Landlord or other tenants of the Real Property, or interfere with the labor force working at the Real Property. If Tenant makes any Alterations, Tenant agrees to carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee. Upon completion of any Alterations, Tenant shall (i) cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Real Property is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, (ii) deliver to the management office of the Real Property a reproducible copy of the "as built" drawings of the Alterations, and (iii) deliver to Landlord evidence of payment, contractors' affidavits and full and final waivers of all liens for labor, services or materials.

        8.3   Landlord's Property. All Alterations, improvements, fixtures and/or equipment which may be installed or placed in or about the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord. Furthermore, Landlord may require that Tenant remove any improvement or Alteration upon the expiration or early termination of the Lease Term, and repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations, Landlord may do so and may charge the cost thereof to Tenant.

ARTICLE 9

COVENANT AGAINST LIENS

        Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Real Property, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant's interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Real Property, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, if any such lien is not released and removed on or before the date notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys' fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

        10.1 Indemnification and Waiver. Tenant hereby assumes all risk of damage to property and injury to persons, in, on, or about the Premises from any cause whatsoever and agrees that Landlord, and its partners and subpartners, and their respective officers, agents, property managers, servants, employees, and independent contractors (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage to property or injury to persons or resulting from the loss of use thereof, which damage or injury is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause in, on or about the Premises (including, without limitation, Tenant's installation, placement and removal of Alterations, improvements, fixtures and/or equipment in, on or about the Premises), and any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, licensees or invitees of Tenant or any such person, in, on or about the Premises, Building and Real Property; provided, however, that the terms of the foregoing indemnity shall not apply to the gross negligence or willful misconduct of Landlord. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease.

        10.2 Tenant's Compliance with Landlord's Fire and Casualty Insurance. Tenant shall, at Tenant's expense, comply as to the Premises with all insurance company requirements pertaining to the use of the Premises. If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

        10.3 Tenant's Insurance. Tenant shall maintain the following coverages in the following amounts.

        10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant's operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement or its equivalent covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, (and with liquor liability coverage in the event alcoholic beverages are served on the Premises) for limits of liability not less than:

Bodily Injury and	$1,000,000 each occurrence
Property Damage Liability	$3,000,000 annual aggregate
Personal Injury Liability	$1,000,000 each occurrence
$3,000,000 annual aggregate 0% Insured's participation

        10.3.2 Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements, including any Tenant Improvements which Landlord permits to be installed above the ceiling of the Premises or below the floor of the Premises, and (iii) all other improvements, alterations and additions to the Premises, including any improvements, alterations or additions installed at Tenant's request above the ceiling of the Premises or below the floor of the Premises. Such insurance shall be written on a "physical loss or damage" basis under a "special form" policy for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

        10.3.3 Workers' compensation insurance as required by law.

        10.3.4 Loss-of-income, business interruption and extra-expense insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of loss of access to the Premises or to the Building as a result of such perils.

        10.3.5 As and to the extent Tenant owns, hires or operates vehicles in and from the Premises, Tenant shall carry comprehensive automobile liability insurance having a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance or use of any owned, hired or non-owned automobiles.

        10.3.6 The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall: (i) name Landlord, and any other party it so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant's obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-X in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the state in which the Real Property is located; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days' prior written notice shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord; (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord; (vii) with respect to the insurance required in Sections 10.3.1, have a deductible amount not exceeding One Hundred Thousand Dollars ($100,000.00); and (viii) with respect to the insurance required in Sections 10.3.2, 10.3.4 and 10.3.5 above, have deductible amounts not exceeding Twenty-Five Thousand Dollars ($25,000.00). Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. If Tenant shall fail to procure such insurance, or to deliver such policies or certificate, within such time periods, Landlord may, at its option, in addition to all of its other rights and remedies under this Lease, and without regard to any notice and cure periods set forth in Section 19.1, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within ten (10) days after delivery of bills therefor.

        10.4 Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be. Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, public liability, or other similar insurance.

        10.5 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord; provided, however, that (i) in no event shall Tenant receive notice of an increased amount or new type of insurance more than one (1) time in any twelve (12) month period, and (ii) in no event shall such increased coverage be in excess of that required by landlords of tenants leasing comparable-sized space in first-class office buildings in the South Orange County area.

ARTICLE 11

DAMAGE AND DESTRUCTION

        11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any common areas of the Building or Real Property serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the base, shell, and core of the Premises and such common areas. Such restoration shall be to substantially the same condition of the base, shell, and core of the Premises and common areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Real Property, or the lessor of a ground or underlying lease with respect to the Real Property and/or the Building, or any other modifications to the common areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 10.3.2(ii) and Section 10.3.2(iii) of this Lease, and Landlord shall repair any injury or damage to the tenant improvements and alterations installed in the Premises and shall return such tenant improvements and alterations to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's repair of the damage. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord's review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work, Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or common areas necessary to Tenant's occupancy, and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant's employees, contractors, licensees, or invitees, Landlord shall allow Tenant a proportionate abatement of Base Rent and Tenant's Share of Operating Expenses, Tax Expenses and Utilities Costs to the extent Landlord is reimbursed from the proceeds of rental interruption insurance purchased by Landlord as part of Operating Expenses, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof.

        11.2 Landlord's Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, the Building and/or any other portion of the Real Property and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred twenty (120) days of the date of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Real Property or ground or underlying lessor with respect to the Real Property and/or the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord's insurance policies. In addition, if the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within thirty (30) days after such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice. Upon any such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

        11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Real Property, and any statute or regulation of the state in which the Real Property is located, including, without limitation. Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Real Property.

ARTICLE 12

CONDEMNATION

        12.1 Permanent Taking. If the whole or any part of the Premises, Building or Real Property shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Real Property, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days' notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than fifteen percent (15%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days' notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the Real Property or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.

        12.2 Temporary Taking. Notwithstanding anything to the contrary contained in this Article 12, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 13

COVENANT OF QUIET ENJOYMENT

        Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

        14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"). If Tenant shall desire Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than forty-five (45) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the "Transfer Premium," as that term is defined in Section 14.3, below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and (v) such other information as Landlord may reasonably require. Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under Section 19.1.7 of this Lease. Each time Tenant requests Landlord's consent to a proposed Transfer, whether or not Landlord consents to any proposed Transfer, within thirty (30) days after written request by Landlord, as Additional Rent, Tenant shall pay to Landlord Two Thousand Five Hundred Dollars ($2,500.00) for Landlord's review and processing fees, and, in addition, Tenant shall also reimburse Landlord for any reasonable legal fees incurred by Landlord in connection with Tenant's proposed Transfer.

        14.2 Landlord's Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

        14.2.1 the Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or Real Property;

        14.2.2 the Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

        14.2.3 the Transferee is either a governmental agency or instrumentality thereof;

        14.2.4 the Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space;

        14.2.5 the Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested;

        14.2.6 the proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Real Property a right to cancel its lease;

        14.2.7 the terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); or

        14.2.8 either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Building or Adjacent Building at the time of the request for consent, (ii) is negotiating with Landlord to lease space in the Building or Adjacent Building at such time, or (iii) has negotiated with Landlord during the six (6) month period immediately preceding the Transfer Notice.

        If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant's original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease).

        14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of the "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee. "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any reasonable changes, alterations and improvements to the Premises in connection with the Transfer (but only to the extent approved by Landlord), and (ii) any reasonable brokerage commissions in connection with the Transfer (collectively, the "Subleasing Costs"). "Transfer Premium" shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

        14.4 Landlord's Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to recapture the Subject Space. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer. Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice. If this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feel contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of the last paragraph of Section 14.2 of this Lease.

        14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord's costs of such audit.

        14.6 Additional Transfers. Except as otherwise provided in Section 14.7 below, for purposes of this Lease, the term "Transfer" shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of twenty-five percent or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, (B) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period.

        14.7 Affiliated Companies/Restructuring of Business Organization. The assignment or subletting by Tenant of all or any portion of this Lease or the Premises to (i) a parent or subsidiary of Tenant, or (ii) any person or entity which controls, is controlled by or under common control with Tenant, or (iii) any entity which purchases all or substantially all of the assets of Tenant, or (iv) any entity into which Tenant is merged or consolidated (all such persons or entities described in (i), (ii), (iii) and (iv) being sometimes hereinafter referred to as "Affiliates") shall not be deemed a Transfer under this Article 14 (and shall not entitle Landlord to exercise its recapture right pursuant to Section 14.4 above), provided that:

        14.7.1 Any such Affiliate was not formed as a subterfuge to avoid the obligations of this Article 14;

        14.7.2 Tenant gives Landlord prior written notice of any such assignment or sublease to an Affiliate;

        14.7.3 Any such Affiliate has, as of the effective date of any such assignment or sublease, a tangible net worth and net income, in the aggregate, computed in accordance with generally accepted accounting principles (but excluding goodwill as an asset), which is equal to or greater than Tenant as of the effective date of any such assignment or sublease and sufficient to meet the obligations of Tenant under this Lease;

        14.7.4 Any such assignment or sublease shall be subject to all of the terms and provisions of this Lease, and such assignee or sublessee shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such assignment or sublease, all the obligations of Tenant under this Lease; and

        14.7.5 Tenant and any guarantor shall remain fully liable for all obligations to be performed by Tenant under this Lease.

ARTICLE 15

SURRENDER; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

        15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

        15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

        If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease for the first two (2) months of such holdover and thereafter two hundred percent (200%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

        Within ten (10) days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be in the form as may be required by any prospective mortgagee or purchaser of the Real Property (or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Failure by Tenant to so deliver such estoppel certificate shall be a material default of the provisions of this Lease. In addition, Tenant shall be liable to Landlord, and shall indemnify Landlord from and against any loss, cost, damage or expense, incidental, consequential, or otherwise, including attorneys' fees, arising or accruing directly or indirectly, from any failure of Tenant to execute or deliver to Landlord any such estoppel certificate.

ARTICLE 18

SUBORDINATION

        This Lease is subject and subordinate to all present and future ground or underlying leases of the Real Property and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground leases or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor and/or if required to do so pursuant to any subordination, non-disturbance and attornment agreement executed by Tenant pursuant to this Article 18, and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within five (5) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant hereby irrevocably authorizes Landlord to execute and deliver in the name of Tenant any such instrument or instruments if Tenant fails to do so, provided that such authorization shall in no way relieve Tenant from the obligation of executing such instruments of subordination or superiority. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19

TENANT'S DEFAULTS; LANDLORD'S REMEDIES

        19.1 Events of Default by Tenant. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

        19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due, where such failure continues for five (5) calendar days after written notice thereof by Landlord to Tenant; provided, however, that any such notice shall be in addition to, and not in lieu of, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; or

        19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for fifteen (15) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a fifteen (15)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or

        19.1.3 Abandonment or vacation of the Premises by Tenant. Abandonment is herein defined to include, but is not limited to, any absence by Tenant from the Premises for three (3) business days or longer while in default of any provision of this Lease.

        19.2 Landlord's Remedies Upon Default. Upon the occurrence of any such default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

        19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

  (i)
  The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

  (ii)
  The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

  (iii)
  The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss That Tenant proves could have been reasonably avoided; plus

  (iv)
  Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

  (v)
  At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

        The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Paragraphs 19.2.1(i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the Interest Rate set forth in Section 4.5 of this Lease. As used in Paragraph 19.2.1(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

        19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

        19.2.3 Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant's part to be observed or performed (and may enter the Premises for such purposes). In the event of Tenant's failure to perform any of its obligations or covenants under this Lease, and such failure to perform poses a material risk of injury or harm to persons or damage to or loss of property, then Landlord shall have the right to cure or otherwise perform such covenant or obligation at any time after such failure to perform by Tenant, whether or not any such notice or cure period set forth in Section 19.1 above has expired. Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.3 shall not be deemed a waiver of Landlord's rights and remedies as a result of Tenant's failure to perform and shall not release Tenant from any of its obligations under this Lease.

        19.3 Payment by Tenant. Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord's performance or cure of any of Tenant's obligations pursuant to the provisions of Section 19.2.3 above; and (ii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant's obligations under this Section 19.3 shall survive the expiration or sooner termination of the Lease Term.

        19.4 Sublessees of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements, In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

        19.5 Waiver of Default. No waiver by Landlord of any violation or breach by Tenant of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Tenant of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon a default by Tenant shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

        19.6 Efforts to Relet. For the purposes of this Article 19, Tenant's right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord's interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant's right to possession.

ARTICLE 20

SECURITY DEPOSIT

        Concurrent with Tenant's execution of this Lease, Tenant shall deposit with Landlord a security deposit (the "Security Deposit") in the amount set forth in Section 10 of the Summary. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant's default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant's default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant's failure to do so shall be a default under this Lease. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant, or, at Landlord's option, to the last assignee of Tenant's interest hereunder, within sixty (60) days following the expiration of the Lease Term. Landlord shall not be required to keep the Security Deposit separate from its general funds and Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.

ARTICLE 21

COMPLIANCE WITH LAW

        Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures, other than the making of structural changes or changes to the Building's life safety system (collectively the "Excluded Changes") except to the extent such Excluded Changes are required due to Tenant's alterations to or manner of use of the Premises. In addition, Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Real Property, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 22

ENTRY BY LANDLORD

        Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant to enter the Premises to: (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants, or to the ground or underlying lessors; (iii) to post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building, or as Landlord may otherwise reasonably desire or deem necessary. Notwithstanding anything to the contrary contained in this Article 22, Landlord may enter the Premises at any time, without notice to Tenant, in emergency situations and/or to perform janitorial or other services required of Landlord pursuant to this Lease. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to enter without notice and use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 23

TENANT PARKING

        Tenant shall have the right, but not the obligation, to rent throughout the Lease Term the number of parking passes set forth in Section 11 of the Summary, located in those portions of the Parking Facilities as may be designated by Landlord from time to time; provided, however, that prior to the Lease Commencement Date, Tenant shall notify Landlord in writing of the number of such parking passes Tenant shall rent, and thereafter Tenant may from time to time increase or decrease the number of such parking passes Tenant shall rent (up to the maximum amount set forth in Section 11 of the Summary) upon thirty (30) days' advance written notice to Landlord; provided further, however, that any such increase in parking passes that Tenant desires to rent shall be subject to the availability of the parking passes at the time of Tenant's notice to Landlord (as such availability is determined by Landlord in Landlord's sole and absolute (but good faith) discretion). If Tenant fails to deliver its notice specifying the number of parking passes Tenant desires to lease prior to the Lease Commencement Date, then Tenant shall be deemed to have elected to rent all of such parking passes until Tenant delivers a subsequent 30-day advance written notice decreasing such parking passes as provided hereinabove. Tenant shall pay to Landlord for the use of such parking passes, on a monthly basis, the prevailing rate charged from time to time by Landlord or Landlord's parking operator for parking passes in the Parking Facilities where such parking passes are located; provided, however, that during the initial Lease Term only (not including any Option Term, if applicable), the charge for reserved, covered parking passes shall be fixed at Fifty Dollars ($50.00) for each reserved, covered parking pass per month and the charge for unreserved, covered parking passes shall be fixed at Twenty-Five Dollars ($25.00) for each unreserved, covered parking pass per month (which rates are exclusive of any parking tax or other charges described below). As of the date hereof, there is no charge for uncovered, unreserved parking passes. Tenant's continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the Parking Facilities and upon Tenant's cooperation in seeing that Tenant's employees and visitors also comply with such rules and regulations. In addition, Landlord may assign any parking spaces and/or make all or a portion of such spaces reserved or institute an attendant-assisted tandem parking program and/or valet parking program if Landlord determines in its sole discretion that such is necessary or desirable for orderly and efficient parking, Landlord specifically reserves the right, from time to time, to change the size, configuration, design, layout, location and all other aspects of the Parking Facilities, and Tenant acknowledges and agrees that Landlord, from time to time, may, without incurring any liability to Tenant and without any abatement of Rent under this Lease temporarily close-off or restrict access to the Parking Facilities, or temporarily relocate Tenant's parking spaces to other parking structures and/or surface parking areas within a reasonable distance from the Parking Facilities, for purposes of permitting or facilitating any such construction, alteration or improvements or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Real Property. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to Landlord, The parking rates charged by Landlord for Tenant's parking passes shall be exclusive of any parking tax or other charges imposed by governmental authorities in connection with the use of such parking, which taxes and/or charges shall be paid directly by Tenant or the parking users, or, if directly imposed against Landlord, Tenant shall reimburse Landlord for all such taxes and/or charges within ten (10) days after Tenant's receipt of the invoice from Landlord. The parking passes provided to Tenant pursuant to this Article 23 are provided solely for use by Tenant's own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval.

ARTICLE 24

MISCELLANEOUS PROVISIONS

        24.1 Terms; Captions. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

        24.2 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

        24.3 No Waiver, No waiver of any provision of this Lease shall he implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by a party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

        24.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Real Property require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor. Should Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute such short form of Lease and to deliver the same to Landlord within ten (10) days following the request therefor.

        24.5 Transfer of Landlord's Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Real Property, the Building and/or in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer. The liability of any transferee of Landlord shall be limited to the interest of such transferee in the Real Property and such transferee shall be without personal liability under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

        24.6 Prohibition Against Recording. Except as provided in Section 24.4 of this Lease, neither this Lease. nor any memorandum, affidavit or other writing with respect thereto, shall he recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord's election.

        24.7 Landlord's Title; Air Rights. Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

        24.8 Tenant's Signs.

        24.8.1 Interior Signs. Tenant shall be entitled, at its sole cost and expense, to (i) one (1) identification sign on or near the entry doors of the Premises, and (ii) for multi-tenant floors, one (1) identification or directional sign, as designated by Landlord, in the elevator lobby on the floor on which the Premises are located. Such signs shall be installed by a signage contractor designated by Landlord. The location, quality, design, style, lighting and size of such signs shall be consistent with the Landlord's Building standard signage program and shall be subject to Landlord's prior written approval, in its reasonable discretion. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal. Except for such identification signs. Tenant may not install any signs on the exterior or roof of the Building or the common areas of the Building or the Real Property. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior approval of Landlord, in its sole and absolute discretion.

        24.8.2 Building Top Sign. Subject to the approval of all applicable governmental and quasigovernmental entities, and subject to all applicable governmental and quasi-governmental laws, rules, regulations and codes, Landlord hereby grants Tenant the non-exclusive right to have one (1) identification sign containing the name and logo "Ensign Group" or "Ensign Facility Services" on the northwest corner of the north face of the Building perpendicular to the Interstate 5 Freeway (the "Building Top Sign"). The design, size, specifications, graphics, materials, manner of affixing, exact location, colors and lighting (if applicable) of Tenant's Building Top Sign shall be (i) consistent with the quality and appearance of the Real Property, and (ii) subject to the approval of all applicable governmental authorities, and Landlord's reasonable approval, Landlord shall install Tenant's Building Top Sign at Tenant's cost. In addition, Tenant shall pay to Landlord, within ten (10) days after demand, from time to time, all other costs attributable to the fabrication, installation, insurance, lighting (if applicable), maintenance and repair of Tenant's Building Top Sign. The signage right granted to Tenant under this Section 24.8 .2 is personal to the original Tenant executing this Lease ("Original Tenant") and may not be exercised or used by or assigned to any other person or entity. In addition, Original Tenant shall no longer have any right to Tenants Building Top Sign if at any time during the Lease Term the Original Tenant does not lease and occupy the entire Premises. Upon the expiration or sooner termination of this Lease, or upon the earlier termination of Tenant's signage right under this Section 24.8.2, Landlord shall have the right to permanently remove Tenant's Building Top Sign from the Building and to repair all damage to the Building resulting from such removal and restore the affected area to its original condition existing prior to the installation of such Building Top Sign, and Tenant shall reimburse Landlord for the costs thereof.

        24.9 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

        24.10 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

        24.11 Time of Essence. Time is of the essence of this Lease and each of its provisions.

        24.12 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

        24.13 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation. including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the Exhibits attached hereto.

        24.14 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord Parties hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Real Property, and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

        24.15 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

        24.16 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building and at the Real Property as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building and Real Property. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Real Property.

        24.17 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform (including, but not limited to, delays encountered by Landlord affecting the design and construction of the Tenant Improvements because of delays due to excess time in obtaining governmental permits or approvals beyond the time normally required to obtain such permits or approvals for similar space as the Premises as of the date hereof, similarly improved, in high-rise office buildings in the South Orange County area), except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except with respect to Tenant's obligations under the Tenant Work Letter (collectively, the "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.

        24.18 Waiver of Redemption by Tenant. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.

        24.19 Notices. All notices, demands, statements or communications (collectively, "Notices") given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date it is mailed as provided in this Section 24.19 or upon the date personal delivery is made. If Tenant is notified of the identity and address of Landlord's mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant's exercising any remedy available to Tenant.

        24.20 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

        6.5   Tenant's Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant as described in Section 19.1 of the Lease or any default by Tenant under this Tenant Work Letter has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 5.2 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such inaction by Landlord). In addition, if the Lease is terminated prior to the Lease Commencement Date, for any reason due to a default by Tenant as described in Section 19.1 of the Lease or under this Tenant Work Letter, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as Additional Rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Landlord (including any portion of the Tenant Improvement Allowance disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.

EXHIBIT B

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        28.   Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building and/or Real Property. Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord's judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building and Real Property, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord shall not be responsible to Tenant or to any other person for the nonobservance of the Rules and Regulations by another tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT D

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EXTENSION OPTION RIDER

        This Extension Option Rider ("Extension Rider") is made and entered into by and between MISSION RIDGE ASSOCIATES LLC, a Delaware limited liability company ("Landlord"), and ENSIGN FACILITY SERVICES, INC., a Nevada corporation ("Tenant"), and is dated as of the date of the Office Lease ("Lease") by and between Landlord and Tenant to which this Extension Rider is attached. The agreements set forth in this Extension Rider shall have the same force and effect as if set forth in the Lease. To the extent the terms of this Extension Rider are inconsistent with the terms of the Lease, the terms of this Extension Rider shall control.

        1.     Option Right. Landlord hereby grants Tenant two (2) options to extend the Lease Term for a period of three (3) years each (each, an "Option Term"), which option shall be exercisable only by written Exercise Notice (as defined below) delivered by Tenant to Landlord as provided below. Upon the proper exercise of such option to extend, the Lease Term shall be extended for the applicable Option Term. Notwithstanding the foregoing, at Landlord's option. in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall not have the right to extend the Lease Term for the applicable Option Term if as of the date of delivery of the Exercise Notice by Tenant, or as of the end of the Lease Term (or prior Option Term, if applicable), Tenant is in default under the Lease after expiration of any applicable notice and cure period. The rights contained in this Extension Rider shall be personal to the Original Tenant and any assignee that is an Affiliate of the Original Tenant's entire interest in the Lease pursuant to Section 14.7 of the Lease and may only be exercised by the Original Tenant or such assignee that is an Affiliate (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in the Lease) if the Original Tenant (or such assignee that is an Affiliate) occupies the entire Premises as of the date of the Exercise Notice.

        2.     Option Rent. The annual Base Rent payable by Tenant during the applicable Option Term (the "Option Rent") shall be equal to the "Fair Market Rental Rate" for the Premises. As used herein, the "Fair Market Rental Rate" for purposes of determining the annual Base Rent for the applicable Option Term shall mean the annual Base Rent at which tenants, as of the commencement of the applicable Option Term, will be leasing nonsublease space comparable in size, location and quality to the Premises for a comparable term, which comparable space is located in the Building, the Adjacent Building and in other comparable first class office buildings in the South Orange County area, taking into consideration all free rent and other out-of-pocket concessions generally being granted at such time for such comparable space for the applicable Option Term (including, without limitation, any tenant improvement allowance provided for such comparable space, with the amount of such tenant improvement allowance to be provided for the Premises during the applicable Option Term to be determined after taking into account the age, quality and layout of the tenant improvements in the Premises as of the commencement of the applicable Option Term with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant). All other terms and conditions of the Lease shall apply throughout the applicable Option Term; however, Tenant shall, in no event, have the option to extend the Lease Term beyond the last Option Term described in Section 1 above.

        3.     Exercise of Option. Each of the options contained in this Extension Rider shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice ("Interest Notice") to Landlord not more than thirteen (13) months nor less than twelve (12) months prior to the expiration of the initial Lease Term or the first Option Term, as applicable, stating that Tenant may be interested in exercising its option;

EXTENSION
OPTION RIDER

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(ii) Landlord, after receipt of Tenant's Interest Notice, shall deliver notice (the "Option Rent Notice") to Tenant not less than ten (10) months prior to the expiration of the initial Lease Term or the first Option Term, as applicable, setting forth the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, on or before the date (the "Exercise Date") which is nine (9) months prior to the expiration of the initial Lease Term or the first Option Term, as applicable, exercise the option by delivering written notice ("Exercise Notice") thereof to Landlord. Tenant's failure to deliver the Interest Notice or Exercise Notice on or before the applicable delivery dates therefor specified hereinabove shall be deemed to constitute Tenant's waiver of its extension rights hereunder. Concurrently with Tenant's delivery of the Exercise Notice, Tenant may object, in writing, to Landlord's determination of the Fair Market Rental Rate set forth in the Option Rent Notice, in which event such Fair Market Rental Rate shall be determined pursuant to Section 4 below. If Tenant timely delivers the Exercise Notice but fails to timely object in writing to Landlord's determination of the Fair Market Rental Rate set forth in the Option Rent Notice, Tenant shall be deemed to have accepted Landlord's determination thereof in the Option Rent Notice and the following provisions of Section 4 shall not apply.

        4.     Determination of Option Rent. If Tenant timely and appropriately objects in its Exercise Notice to Landlord to the Fair Market Rental Rate for the applicable Option Term initially determined by Landlord, then Landlord and Tenant shall attempt in good faith to agree upon the Fair Market Rental Rate. If Landlord and Tenant fail to reach agreement within ten (10) business days following Tenant's delivery of such Exercise Notice (the "Outside Agreement Date"), then each party shall submit to the other party a separate written determination of the Fair Market Rental Rate within fifteen (15) business days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with the provisions of Sections 4.1 through 4.7 below. The failure of Tenant or Landlord to submit a written determination of the Fair Market Rental Rate within such fifteen (15) business day period shall conclusively be deemed to be such party's approval of the Fair Market Rental Rate submitted within such fifteen (15) business day period by the other party.

        4.1   Landlord and Tenant shall each appoint one (1) arbitrator who shall by profession be an independent real estate broker who shall have no ongoing relationship with Tenant or Landlord and who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of first-class office buildings in the South Orange County area. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Fair Market Rental Rate is the closer to the actual Fair Market Rental Rate as determined by the arbitrators, taking into account the requirements with respect thereto set forth in Section 2 above. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date.

        4.2   The two (2) arbitrators so appointed shall, within fifteen (15) days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

        4.3   The three (3) arbitrators shall, within thirty (30) days of the appointment of the third arbitrator, reach a decision as to which of Landlord's or Tenant's submitted Fair Market Rental Rate is closer to the actual Fair Market Rental Rate and shall select such closer determination as the Fair Market Rental Rate and notify Landlord and Tenant thereof in writing.

        4.4   The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

EXTENSION
OPTION RIDER

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        4.5   If either Landlord or Tenant fails to appoint an arbitrator within the time period specified in Section 4.1 hereinabove, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

        4.6   If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, within the time period provided in Section 4.2 above, then the parties shall mutually select the third arbitrator. If Landlord and Tenant are unable to agree upon the third arbitrator within ten (l0) days after the fifteen (15) day period described in Section 4.2 above, then either party may, upon at least five (5) days' prior written notice to the other party, request the Presiding Judge of the Orange County Superior Court, acting in his private and nonjudicial capacity, to appoint the third arbitrator. Following the appointment of the third arbitrator, the panel of arbitrators shall within thirty (30) days thereafter reach a decision as to whether Landlord's or Tenant's submitted Fair Market Rental Rate shall be used and shall notify Landlord and Tenant thereof.

        4.7   The cost of the arbitrators and the arbitration proceeding shall be paid by the non-prevailing party.

"Landlord":	MISSION RIDGE ASSOCIATES LLC, a Delaware limited liability company
	By:	Legacy Partners Commercial, L.P., a California limited partnership, as property manager and agent for Landlord
	By:	Legacy Partners Commercial, Inc., a Texas corporation
	By:	/s/ DEBRA SMITH Name: Debra Smith Its: Executive VP
"Tenant":	ENSIGN FACILITY SERVICES, INC., a Nevada corporation
	By:	/s/ CHRISTOPHER R. CHRISTENSEN Name: Christopher R. Christensen Its: President
	By:	/s/ BEVERLY B. WITTEKIND Name: Beverly B. Wittekind Its: VP

EXTENSION
OPTION RIDER

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GUARANTY OF LEASE

        1.     Guaranty. THE ENSIGN GROUP, INC., a Delaware corporation, whose address is 27101 Puerta Real, Suite 450, Mission Viejo, California 92691 ("Guarantor"), as a material inducement to and in consideration of MISSION RIDGE ASSOCIATES LLC, a Delaware limited liability company, as Landlord, entering into that certain lease (the "Lease") dated as of even date herewith, with ENSIGN FACILITY SERVICES, INC., a Nevada corporation, as Tenant, concerning office space located at 27101 Puerta Real, Mission Viejo, California, hereby unconditionally and irrevocably guarantees and promises to and for the benefit of Landlord that Tenant shall perform all of its covenants under the Lease, including but not limited to the payment of rent and all other sums now or hereafter becoming due or payable under the Lease.

        2.     Standard Provisions. A separate action may be brought or prosecuted against Guarantor whether or not the action is brought or prosecuted against Tenant. If Tenant defaults under the Lease, Landlord may proceed immediately against Guarantor or Tenant, or both, or Landlord may enforce against Guarantor or Tenant, or both, any rights that it has under the Lease or against Guarantor pursuant to this Guaranty. If the Lease terminates Landlord may enforce any remaining rights thereunder against Guarantor without giving previous notice to Tenant or Guarantor, and without making any demand on either of them. This Guaranty shall not be affected by Landlord's failure or delay to enforce any of its rights hereunder or under the Lease. Guarantor hereby waives notice of or the giving of its consent to any amendments which may hereafter be made to the terms of the Lease, and this Guaranty shall guarantee the performance of the Lease as amended, or as the same may be assigned from time to time. Guarantor waives the right to require Landlord to (i) proceed against Tenant; (ii) proceed against or exhaust any security that Landlord holds from Tenant; or (iii) pursue any remedy in Landlord's power. Guarantor waives any defense by reason of any disability of Tenant, the statute of limitations and any other defense based on the termination of Tenant's liability from any cause. Until all of Tenant's obligations to Landlord have been discharged in full, Guarantor shall have no right of subrogation against Tenant. Guarantor waives its right to enforce any remedies that Landlord now has, or later may have, against Tenant. Guarantor waives any right to participate in any security now or later held by Landlord. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty, and waives all notices of existence, creation, or incurring of new or additional obligations from Tenant to Landlord. Without limiting the generality of the preceding waivers, Guarantor hereby expressly waives any and all benefits under California Civil Code Sections 2809, 2810, 2819, 2820, 2821, 2822, 2845, 2848, 2849 and 2850 of the Civil Code of the State of California, as recodified from time to time (except the right to require contribution from co-sureties as set forth in Section 2848 therein). If Landlord disposes of its interest in the Lease, "Landlord," as used in this Guaranty, shall mean Landlord's successors in interest and assigns. If Landlord is required to enforce Guarantor's obligations by legal proceedings, Guarantor shall pay to Landlord all costs incurred, including, without limitation, Landlord's reasonable attorneys' fees and all costs and other expenses incurred in any collection or attempted collection or in any negotiations relative to the obligations hereby guaranteed, or in enforcing this Guaranty against the undersigned, individually and jointly. This Guaranty will continue unchanged by any bankruptcy, reorganization or insolvency of the Tenant or any successor or assignee thereof or by any disaffirmance or abandonment by a trustee of Tenant. Guarantor's obligations under this Guaranty may not be assigned and shall be binding upon Guarantor's heirs and successors; This Guaranty shall be governed by the laws of, and may be enforced in the courts of, the State of California.

        Dated: August 2, 2003                    Guarantor:

THE ENSIGN GROUP, INC., a Delaware corporation
By:	/s/ CHRISTOPHER R. CHRISTENSEN Name: Christopher R. Christensen Its: President
By:	/s/ GREGORY K. STAPLEY Name: Gregory K. Stapley Its: V.P.

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MISSION RIDGE OFFICE LEASE MISSION RIDGE ASSOCIATES LLC, a Delaware limited liability company, as Landlord, and
ENSIGN FACILITY SERVICES, INC., a Nevada corporation as Tenant
TABLE OF CONTENTS
INDEX
SUMMARY OF BASIC LEASE INFORMATION
OFFICE LEASE
ARTICLE 1 REAL PROPERTY, BUILDING AND PREMISES
ARTICLE 2 LEASE TERM
ARTICLE 3 BASE RENT
ARTICLE 4 ADDITIONAL RENT
ARTICLE 5 USE OF PREMISES
ARTICLE 6 SERVICES AND UTILITIES
ARTICLE 7 REPAIRS
ARTICLE 8 ADDITIONS AND ALTERATIONS
ARTICLE 9 COVENANT AGAINST LIENS
ARTICLE 10 INDEMNIFICATION AND INSURANCE
ARTICLE 11 DAMAGE AND DESTRUCTION
ARTICLE 12 CONDEMNATION
ARTICLE 13 COVENANT OF QUIET ENJOYMENT
ARTICLE 14 ASSIGNMENT AND SUBLETTING
ARTICLE 15 SURRENDER; OWNERSHIP AND REMOVAL OF TRADE FIXTURES
ARTICLE 16 HOLDING OVER
ARTICLE 17 ESTOPPEL CERTIFICATES
ARTICLE 18 SUBORDINATION
ARTICLE 19 TENANT'S DEFAULTS; LANDLORD'S REMEDIES
ARTICLE 20 SECURITY DEPOSIT
ARTICLE 21 COMPLIANCE WITH LAW
ARTICLE 22 ENTRY BY LANDLORD
ARTICLE 23 TENANT PARKING
ARTICLE 24 MISCELLANEOUS PROVISIONS
EXTENSION OPTION RIDER
GUARANTY OF LEASE